Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Vinco Ventures, Inc. (the “Company”) on Amendment No. 1 to Form S-1 of our report dated April 15, 2021 with respect to our audits of the consolidated financial statements of Vinco Ventures, Inc. (formerly known as Edison Nation, Inc.) as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 11, 2021